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                                    Page 11 of 12 Pages

Transaction Schedule
From 01-31-99 to 03-31-99

All transactions were executed on the primary exchange for the Issuer unless otherwise indicated.

                                               Exec.
Date        Acct ID     Trans     Qty          Price
--------    -------     -----     ---------    ---------
03-22-99    bcm         buy        20,000      14.3281
03-23-99    bamco       buy         5,000      14.3125